EX-99.B(p)(9)

[WELLS CAPITAL MANAGEMENT INCORPORATED LETTEREHEAD]

CODE OF ETHICS

POLICY ON PERSONAL SECURITIES TRANSACTIONS

AND

INSIDER TRADING

• Be ethical
• Act Professionally
• Improve competency
• Exercise Independent Judgement

Version 7.04

Wells Capital Management Code of Ethics	2

TABLE OF CONTENTS

I	INTRODUCTION	4

I.1 CODE OF ETHICS		4
I.2 “ADVISORY REPRESENTATIVE/DESIGNATED ADVISORY REPRESENTATIVES/ACCESS PERSONS”		5
I.3 “BENEFICIAL OWNERSHIP”		6

II	PENALTIES	7

II.1 VIOLATIONS OF THE CODE		7
II.2 PENALTIES		8
II.3 DISMISSAL AND/OR REFERRAL TO AUTHORITIES		9

III	EMPLOYEE TRADE PROCEDURES	10

III.1 PRE-CLEARANCE		10
III.2 TRADE REPORTS		11
III.3 PERSONAL SECURITIES TRANSACTIONS-FUND MANAGERS		11
III.4 POST-REVIEW		13
III.5 PRE-CLEARANCE AND REPORTING REQUIREMENTS		14
III.6 CONFIDENTIALITY		14
III.7 ACKNOWLEDGMENT OF BROKERAGE ACCOUNTS		14
III.8 INITIAL AND ANNUAL HOLDINGS REPORT		15

IV	RESTRICTIONS	16

IV.1 RESTRICTED SECURITIES		16
IV.2 SHORT-TERM TRADING PROFITS (60-DAY TRADING RULE)		18
IV.3 BLACKOUT PERIODS		19
IV.4 INSIDER TRADING		19
IV.5 MARKET TIMING		19
IV.6 INDEPENDENT RESEARCH		19
IV.7 GIFTS AND HOSPITALITY		20
IV.8 DIRECTORSHIPS AND OTHER OUTSIDE EMPLOYMENT		20
IV.9 PURCHASE AND SALES OF SECURITIES ISSUED BY WELLS FARGO		20
IV.10. WELLS FARGO MUTUAL FUNDS		20

V	REGULATORY REQUIREMENTS	21

V.1 INVESTMENT ADVISERS ACT OF 1940 AND INVESTMENT COMPANY ACT OF 1940		21

V.2 REGULATORY CENSURES		20

VI ACKNOWLEDGMENT AND CERTIFICATION		22

VII	FREQUENTLY ASKED QUESTIONS (FAQs)	22

APPENDIX A-FOR DESIGNATED ADVISORY PERSONS		25

APPENDIX B-FOR ACCESS PERSONS		27

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I	INTRODUCTION

I.1 Code Of Ethics	Wells Capital Management (Wells Capital), as a registered investment adviser, has an obligation to maintain a policy governing personal securities transactions and insider trading by its officers and employees. This Code of Ethics and Policy on Personal Securities Transactions and Insider Trading (“Code”) is adopted under Rule 17j-1 of the Investment Company Act and Section 204A of the Investment Advisers Act. This Code outlines the policies and procedures for such activities based on the recognition that a fiduciary relationship exists between Wells Capital and its clients. All references in this Code to employees, officers, directors, accounts, departments and clients refer to those of Wells Capital.

In addition to this Code, please refer to the policies outlined in the Handbook for Wells Fargo Team Members and the Wells Fargo Code of Conduct and Business Ethics.

Acknowledgment of, and compliance with, this Code is a condition of employment. A copy of the Code and applicable forms are available on Wells Capital’s intranet site: capzone.wellsfargo.com.

As an employee, you must –

•      Be ethical

•      Act professionally

•      Improve competency

•      Exercise independent judgment

To avoid conflicts of interest, Wells Capital employees, officers, and directors are required to disclose to Compliance Group all pertinent information related to brokerage accounts, outside business activities, gifts received from clients/vendors and other Code related information.

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I.2 “Advisory Representatives/ Designated Advisory Representatives/ Access Persons”

Advisory Representatives

For the purposes of this Code, Wells Capital defines “advisory representative” as any director, officer of employee who in connection with his or her regular functions or duties –

•      makes, participates in, or obtains information regarding the purchase or sale of a security for an advisory client or

•      whose functions are related to the making of any recommendations with regard to such purchases of sales.

Because an employee may at some time access or obtain investment information, Wells Capital designates all employees (including independent contractors, if deemed appropriate) as “Advisory Representatives,” and subject as a result to the policies and procedures of the Code. The list of advisory personnel will be updated each quarter.

Designated Advisory Representatives

As a part of its business activities, Wells Capital may share investment recommendations with certain affiliates simultaneously with effective dissemination to the market. As a result, certain employees of Wells Capital affiliates may also be designated as advisory representatives (“Designated Advisory Representative”) under this Code. A “Designated Advisory Representative” is any employee of a Wells Capital affiliate who obtains information concerning securities recommendations being made by Wells Capital prior to the effective dissemination of those recommendations.

All regulatory requirements (required under Investment Advisers Act and Investment Company Act (17j-1)) contained in this Code apply to “Designated Advisory Representatives”. Other sections of the Code may also be applied to Designated Advisory Representatives as needed in order to prevent violations of the Code. The elements of the Code that apply to Designated Advisory Representatives are indicated in Appendix A.

Access Persons

For the purposes of this Code, an “Access Person” is any director or officer of Wells Capital who is not also an employee of Wells Capital. All regulatory requirements (required under Investment Advisers Act and Investment Company Act (17j-1)) contained in this Code apply to “Access Persons”. Other sections of the Code may also be applied to Access Persons as needed in order to prevent violations of the Code. The elements of the Code that expressly apply to Access Persons are indicated in Appendix B.

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I.3 “Beneficial Ownership”

Personal securities transaction reports must include all accounts in which you have a beneficial interest and over which you exert direct or indirect control, including –

•      accounts of immediate family members in the same household; and

•      any other account, including but not limited to those of relatives and friends, over which you exercise investment discretion.

Direct and indirect control and beneficial interest may be further construed to include accounts for which an Advisory Representative, Designated Advisory Representative, or Access Person is sole owner, joint owner, trustee, co-trustee, or attorney-in-fact.

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II	PENALTIES

II.1 Violations of the Code	The firm’s Chief Compliance Officer will report violations of the Code monthly to the President. Each Advisory Representative, Designated Advisory Representative, or Access Person must immediately report to the Chief Compliance Officer any known or reasonably suspected violations of this Code of which he or she becomes aware.

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II.2 Penalties

Penalties for violation of this Code may be imposed on Advisory Representatives, Designated Advisory Representatives, or Access Persons as follows:

•        Minor Offenses –

•      First minor offense – Verbal warning;

•      Second minor offense – Written notice;

•      Third minor offense – $1,000.00 fine to be donated to the access person’s or advisory representative’s charity of choice*.

Minor offenses include the following: failure or late submissions of quarterly trade reports and signed acknowledgments of Code of Ethics forms and certifications, failure to request trade pre-clearance, and conflicting pre-clear request dates versus actual trade dates.

•        Substantive Offenses –

•      First substantive offense – Written notice;

•      Second substantive offense – $1,000 or disgorgement of profits (whichever is greater) to be donated to the advisory representative’s charity of choice*;

•      Third substantive offense – $5000 fine or disgorgement of profits (whichever is greater) to be donated to the access person’s or advisory representative’s charity of choice* or termination of employment and/or referral to authorities.

Substantive offenses include the following: unauthorized purchase/sale of restricted securities outlined in the Code, violations of seven-day blackouts and short-term trading for profit (60-day rule).

The number of offenses is determined by the cumulative count over a 12 month period.

•        Serious Offenses –

A Fund Manager trading with insider information and/or “front running” a client or fund that he/she manages is considered a “serious offense”. Wells Capital will take appropriate steps that may include termination of employment and referral to governmental authorities for prosecution.

Wells Capital may deviate from the penalties listed in the Code where senior management determines that a more or less severe penalty is appropriate based on the specific circumstances of that case. Any deviations from the penalties listed in the Code, and the reasons for such deviations, will be documented and maintained in the Code of Ethics files.

*  The fines will be made payable to the Advisory Representative’s, Designated Advisory Representative’s, or Access Persons charity of choice (reasonably acceptable to Wells Fargo) and turned over to Wells Capital, which in turn will mail the donation check on behalf of the Advisory Representative, Designated Advisory Representative or Access Person.

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II.3 Dismissal and/or Referral to Authorities

Repeated violations of the Code may result in dismissal. In addition, a single flagrant violation, such as fraud or insider trading, will result in immediate dismissal and referral to authorities.

The firm’s Chief Compliance Officer will report all Code violations to the Wells Fargo Funds Boards of Trustees quarterly.

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III	EMPLOYEE TRADE PROCEDURES

III.1 Pre-clearance

•      All Advisory Representatives in the firm must pre-clear personal securities transactions as specified in Section III.4.

•      All pre-clearance requests (requests for prior approval) must be submitted via electronic mail to WELLSCAP RISK MGT in the Global Address List. This will allow anyone in the Compliance group to pre-clear requests at all times. Responses will be sent back via electronic mail. Exceptions will be made only for telephone requests from Advisory Representatives who are out of the office on business or on vacation. It is the responsibility of the Advisory Representative to ensure that Compliance receives pre-clearance requests. If it appears that E-mail is down, please contact anyone from the Compliance group directly.

•      At a minimum, indicate the following information on your pre-clearance request –

(a)    Transaction Type: BUY or SELL

(b)    Security Name(include coupon rate and maturity date for fixed income securites) and Ticker or CUSIP

(c)    Security Type: Common Stock, Options, or Bonds

•      Telephone requests from beneficial account holders outside the firm will be accepted. Responses to requests will be forwarded to the advisory representative via electronic mail.

•      Requests may be submitted from 7:00 am (Pacific) until an hour before the market closes for the day. Barring any problems with systems access (i.e., SEI, Advent/Moxy), responses will be made no later than one hour from receipt of the request.

•      Pre-cleared trades are valid for same day trades only. No exceptions.

•      Pre-clearance does not preclude the possibility of a potential conflict appearing after the execution of an employee trade. Trades will be screened for blackout violations and other conflicts, but quarter end review of each personal trade will reveal conflicts occurring after the trade is executed.

•      The use of the electronic mail system ensures that each report is date-stamped, and it is the responsibility of each Advisory Representative to ensure that the report has been received by Wells Capital Compliance.

Certain personal securities transactions should be reported whether pre-cleared or not (See Section III.5 for details).

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III.2 Trade Reports

•      Quarterly Trade Reports which list personal securities transactions for the quarter must be submitted by Advisory Representatives, Designated Advisory Representatives, and Access Persons no later than the 10th day after the end of each calendar quarter. This 10-day deadline is a federal requirement and includes weekends and holidays. If the 10th day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline.

•      Quarterly Trade Reports must be submitted using the Quarterly Trade Report form to Wells Capital Compliance, either via email (to Wellscap Risk Mgt) or via MAC (A0103-101). If there are no activities for the quarter, a report indicating such is still required to be submitted.

•      Wells Capital requires duplicate copies of trades confirms and monthly or quarterly brokerage account statements to be forwarded to Compliance. If your broker is unable to directly send duplicate copies, please inform Compliance in writing. Use the Request for Duplicate Confirms form to submit your request to your brokers (with a cc to Wells Capital Compliance).

•      When opening or closing brokerage accounts, please notify Compliance in writing (quarterly) by using the Acknowledgment of Brokerage Accounts form.

Forms relating to the Code of Ethics are available in Wellscap’s intranet site: capzone.wellsfargo.com.

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III.3 Personal Securitie Transactions-Equity Fund Managers

In addition to pre-clearance by the Compliance Group, prior approval must be obtained from the President or Chief_Investment Officer if an equity Fund Manager requests to sell a security in his/her personal account when:

•      The same security is held in the equity fund that is directly managed by the Fund Manager; or

•      The Fund Manager is purchasing the same security for an equity fund for which he/she makes investment decisions.

Wells Capital Compliance will review pre-clearance requests for purchases and sales of securities that are common between personal holdings and equity fund holdings directly managed by the Fund Manager. Pre-clearance trades will be screened for blackout violations, front-running, other conflicts/trends, and quarter-end review of any 60-day rule violations.

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III.4 Post-review

Wells Capital Compliance will match any broker confirms/statements received to pre-clearance requests. Discrepancies will be documented and may be subject to censures, as outlined in the PENALTIES section of this Code.

Advisory Representative transactions will also be screened for the following:

•      Same day trades: Transaction occurring on the same day as the purchase or sale of the same security in a managed account.

•      7-day Blackout period: Transaction up to and including seven calendar days before and after the purchase and/or sale of the same security in a managed account as described in Sec IV.3 of the Code (For non-S&P500 securities).

•      Short-term trading profits: Purchase/Sale, or vice versa, occurring within 60 days in the same security resulting in net profit. Advisory representatives are responsible for ensuring that the 60-day rule is observed when sale requests are made for securities previously purchased, or vice versa.

•      Other potential conflicts: Certain transactions may also be deemed in conflict with the Code and will warrant additional review, depending on the facts and circumstances of the transaction.

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III.5 Pre-Clearance and Reporting Requirements	The table below indicates pre-clearance and reporting requirements. Requirements for all other security type transactions must be checked with Compliance.
	Security Type	Pre-Clearance	Qtrly Reporting
	Equity transactions (1)	Yes	Yes
	Fixed Inc transactions	Yes	Yes
	Wells Fargo stock	No	Yes
Open-end
	non-Wells Fargo MF	No	No
Wells Fargo MF and
MFsub-advised by
	Wells Capital (3)	No	Yes
	Close-end MF	Yes	Yes
	Exchged traded index fd	No	No
	US Tsy/Agencies	No	No
	Short term/cash equiv.	No	No
	SPP/DRIPs- auto purch (2)	No	No
	Employee 401K- auto purchases (4)	No	Yes

(1)    Including options.

(2)    Sales of stocks from SPP or DRIPs: Please notify Wells Capital Compliance in writing of the sale and include transactions in your quarterly reports.

(3)    Reporting excludes money market funds.

(4)    Requires only reporting changes in investment options.

III.6 Confidentiality	All reports of personal securities transactions, holdings and any other information filed pursuant to this Code will be kept CONFIDENTIAL, provided, however that such information is also subject to review by appropriate Wells Capital personnel (Compliance and/or Senior Management) and legal counsel. Such information may also be provided to the Securities and Exchange Commission (“SEC”) or other government authority when properly requested or under court order.

III.7 Acknowledgment of Brokerage Accounts	All Advisory Representatives, Designated Advisory Representatives, and Access Persons are required to submit a list of all brokerage accounts as required by the Code at the time of hire. In addition, Advisory Representatives, Designated Advisory Representatives, and Access Persons are responsible for ensuring that any new or closed accounts are communicated to Compliance quarterly. For reporting purposes, complete the Acknowledgment of Brokerage Accounts form.

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III.8 Initial and Annual Holdings Report	All Advisory Representatives, Designated Advisory Representatives, and Access Persons are required to report all activity in brokerage accounts and a statement of holdings (subject to Code requirements) within 10 days of employment and annually. A broker statement will suffice in lieu of a separate initial or annual holdings report. The Advisory Representative, Designated Advisory Representative, or Access Person is responsible for ensuring that Compliance receives duplicate copies of statements and/or confirms if those are sent directly by the brokers.

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IV	RESTRICTIONS

The following are Wells Capital’s restrictions on personal trading:

IV.1 Restricted Securities

SECURITY TYPE		PURCHASE	SALE
A.	S&P500 stocks	PERMITTED Subject to one-day blackout during execution of client trades (except index program trades). Must pre-clear.

PERMITTED, subject to the following:

•      One-day blackout during execution of client trades (except program trades). Must pre-clear.

•      For a large cap fund manager, prior approval is required from the President or Chief Investment Officer if the common security is held in an equity fund managed by the manager.

•      For a large cap fund manager, prior approval is required from the President or Chief Investment Officer if the manager is purchasing the common security for an equity fund managed by the manager.

B.	Any security not included in the S&P500 above and not defined as “small cap” below.	PERMITTED Subject to pre-clearance requirements.

PERMITTED, subject to the following:

•      Pre-clearance requirements.

•      For a mid cap fund manager, prior approval is required from the President or Chief Investment Officer if the common security is held in an equity fund managed by the manager.

•      For a mid cap fund manager, prior approval is required from the President or Chief Investment Officer if the manager is purchasing the common security for an equity fund managed by the manager.

C.	Any restricted list security (and its associated option) defined as “small cap” (capitalization as defined by the holdings in Wells Capital-actively managed Small Cap funds including mutual funds, DIFs and Collectives. Small cap holdings in Wells Capital-managed small cap index funds are permissible. Investments in commingled funds (mutual funds, etc.) that invest in small cap stocks and are offered to clients are also permissible.	PROHIBITED

PERMITTED

•      If security held prior to Wells Capital employment and/or version 9.99 of the Code, sale permitted subject to pre-clearance requirements.

•      For a small cap fund manager, prior approval is required from the President or Chief Investment Officer if the common security is held in an equity fund managed by the manager.

•      For a small cap fund manager, prior approval is required from the President or Chief Investment Officer if the manager is purchasing the common security for an equity fund managed by the manager.

D.	Any security issued by a Wells Capital client	PROHIBITED	PERMITTED, subject to the following: • If security held prior to Wells Capital employment and/or version 9.99 of the Code, sales subject to pre-clearance requirements.
E.	Automatic investment programs or direct stock purchase plans	PERMITTED • Subject to Code of Ethics reporting requirements	PERMITTED • Subject to Code of Ethics reporting requirements
F.	Initial Public Offerings (IPOs)
(An IPO is a corporation’s first offering of a security representing shares of the company to the public)		PROHIBITED	PERMITTED, only • If security held prior to Wells Capital employment and/or version 9.99 of the Code, sales subject to pre-clearance requirements.

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G.	Private Placements
(A private placement is an offer or sale of any security by a brokerage firm not involving a public offering, for example, a venture capital deal)		PROHIBITED	PERMITTED, only • If security held prior to Wells Capital employment and/or version 9.99 of the Code, sales subject to pre-clearance requirements.
H.	Options (other than employee stock options), puts, calls, short sales, futures contracts or other similar transactions involving securities issued by Wells Fargo & Company	PROHIBITED	PROHIBITED

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IV.2 Short-Term Trading Profits (60-Day Trading Rule)

The purchase and sale, and the short-sale and purchase, of the same security (or equivalent) within 60 calendar days and at a profit is PROHIBITED.

•      This restriction applies without regard to tax lot considerations;

•      Exercised options are not restricted, however, purchases and sales of options occurring within 60 days resulting in profits are PROHIBITED;

•      Exceptions require advance written approval from the firm’s Chief Compliance Officer (or designee).

Profits from any sale before the 60-day period expires may require disgorgement. Please refer to “Penalties”, section II of this Code, for additional details.

IV.3 Blackout Periods

For securities in the S&P 500 stocks, a one-day firm-wide blackout will apply if the issue is being traded on behalf of a client at the time the pre-clear request is made. The blackout will not apply to trades of Wells Capital-managed Index funds.

All other issues are subject to a seven-day firm-wide blackout period if traded on behalf of Wells Capital-managed funds (Mutual funds, DIFs, Collectives).

Blackout periods apply to both buy and sell transactions.

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IV.4 Insider Trading

Wells Capital considers information material if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to act. Information is considered non-public when it has not been disseminated in a manner making it available to investors generally. Information becomes public once it is publicly disseminated; limited disclosure does not make the information public (e.g., disclosure by an insider to a select group of persons).

Wells Capital generally defines insider trading as the buying or selling of a security, in breach of fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information. Insider trading is a violation of federal securities laws, punishable by a maximum prison term of 10 years and fines of up to $1 million for the individual and $2.5 million for the firm.

Tipping of material, non-public information is PROHIBITED. An Advisory Representative, Designated Advisory Representative, or Access Person cannot trade, either personally or on behalf of others, while in possession of such information.

Front-running/scalping involves trading on the basis of non-public information regarding impending market transactions.

•      Trading ahead of, or “front-running,” a client or Wells Fargo mutual fund order in the same security; or

•      Taking a position in stock index futures or options contracts prior to buying or selling a block or securities for a client or proprietary mutual fund account (i.e., self-front running).

Scalping occurs when an Advisory Representative, Designated Advisory Representative, or Access Person purchases shares of a security for his/her own account shortly before recommending or buying that security for long-term investment to a client and then immediately selling the shares at profit upon the rise in the market price following the recommendation.

IV.5 Market Timing	Wells Capital Management prohibits late trading and do not engage in market timing when trading in mutual fund shares on behalf of its clients.

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IV.6 Independent Research

Wells Capital research analysts perform independent credit analysis of issuers and submit the approved issuers to the Credit Committee for approval. The approved list of securities is available for all Fund Managers for their determination of suitability on investments for accounts they manage.

Compensation of the research analysts is not tied to any business or revenue generated by Wells Capital.

IV.7 Gifts and Hospitality	Wells Capital, as a policy, follows Wells Fargo & Company’s policy regarding gifts and hospitality. Please refer to the Handbook for Wells Fargo Team Members.
IV.8 Directorships and Other Outside Employment	Wells Capital, as a policy, follows Wells Fargo & Company’s policy regarding directorships and other outside employment. Please refer to the Handbook for Wells Fargo Team Members.
IV.9 Purchases and Sales of Securities Issued By Wells Fargo

Wells Capital follows Wells Fargo & Company’s policy regarding securities issued by Wells Fargo & Company. No preclearance is required for securities issued by Wells Fargo & Company; however, quarterly reporting of purchases and sales of such securities is required.

Investments in Wells Fargo options (other than employee stock options), puts, calls, short sales, futures contracts or other similar transactions involving securities issued by Wells Fargo & Company are prohibited.

IV.10Wells Fargo Mutual Funds

Mutual Fund Holdings

Advisory Representatives, Designated Advisory Representatives, and Access Persons are required to report Wells Fargo mutual fund holdings and other mutual funds subadvised by Wells Capital. Money market funds are excluded.

Mutual Fund Transactions

On a quarterly basis, Advisory Representatives, Designated Advisory Representatives, and Access Persons are required to report any purchases or sales of Wells Fargo mutual funds and other mutual funds subadvised by Wells Capital. Money market funds are excluded from quarterly reporting.

Employee 401K Plans

Advisory Representatives, Designated Advisory Representatives, and Access Persons are required to report investment option changes for their own and spouse 401K plans.

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V	REGULATORY REQUIREMENTS

V.1 Investment Advisers Act of 1940 and Investment Company Act of 1940

The SEC considers it a violation of general antifraud provisions of federal securities laws whenever an adviser, such as Wells Capital, engages in fraudulent, deceptive or manipulative conduct. As a fiduciary to client assets, Wells Capital cannot engage in activities which would result in conflicts of interests (for example, “front-running,” scalping, or favoring proprietary accounts over those of the clients’).

V.2 Regulatory Censures

The SEC can censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding twelve months, or revoke the registration of any investment adviser based on a:

•      Failure reasonably to supervise, with a view to preventing violations of the provisions of the federal securities laws, an employee or a supervised person who commits such a violation.

•      However, no supervisor or manager shall be deemed to have failed reasonably to supervise any person, if

(a)    there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person and

(b)    such supervisor or manager has reasonably discharged the duties and obligations incumbent upon him/her by reason of such procedures and systems without reasonable cause to believe that such procedures and system were not being complied with.

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VI	ACKNOWLEDGMENT AND CERTIFICATION

I certify that I have received, read, understood and recognize that I am subject to Wells Capital Management’s Code of Ethics and Policy on Personal Securities Transactions and Insider Trading. This Code is in addition to Wells Fargo’s policy on Business Conduct and Ethics, as outlined in the Employee Handbook.

In addition to certifying that I will provide complete and accurate reporting as required by the Code and have complied with all requirements of the Wells Capital Management Code, I certify that I will not:

•	Execute any prohibited purchases and/or sales, directly or indirectly, that are outside those permissible by the Code;

•	Employ any device, scheme or artifice to defraud Wells Fargo, Wells Capital Management, or any company;

•	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon Wells Fargo, Wells Capital Management or any company;

•	Make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•	Engage in any manipulative practice with respect to Wells Fargo, Wells Capital Management or any company;

•	Trade on inside information;

•     Trade ahead of or front-run any transactions for Wells Capital managed accounts;

•     Trade without obtaining the necessary pre-clearance.

I understand that it is a violation of the Investment Advisers Act of 1940 and the Investment Company Act of 1940 to fail to submit a record of my personal securities transactions within 10 calendar days of quarter-end.

I understand that, as an employee of Wells Capital Management, it is my responsibility to submit a list of all brokerage accounts in which I have beneficial ownership or interest and control (as defined in the Code). Additionally, I will notify Wells Capital Management Compliance upon opening or closing brokerage accounts quarterly.

Any exceptions, where applicable, are noted as follows:

Signature	Date

NAME (Print)

The Acknowledgment and Certification form is due 10 days from date of receipt. Signed copies must be submitted to Wells Capital Compliance, MAC A0103-101.

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VII	FREQUENTLY ASKED QUESTIONS (FAQS)

1.	Who should I submit pre-clearance requests to, what is the minimum information required, and what are the hours for submission of requests?

Pre-clearance requests should be submitted, via email, to WELLSCAP RISK MGT, in the Global Address list. This ensures that someone in the Compliance Group can process the request at all times. For specific questions or concerns regarding the Code, you may direct your inquiries to Monica Poon, our Chief Compliance Officer (poonmo@wellscap.com or 415/396-7016)

At a minimum, indicate whether the request is for a BUY or SELL and include the name and ticker symbol of the security/securities.

Requests can be submitted beginning 7:00 am (Pacific) and no later than an hour before the close of the equity markets. Pre-cleared requests are only good for the day.

2.	What is the submission deadline for Quarterly Trade Report?

Quarterly Trade Reports are due 10 calendar days after the end of each quarter. If the 10th day falls on a weekend or a holiday, the report is due the business day preceding the weekend or the holiday. The 10-day deadline is a regulatory requirement. Advisory Representatives, Designated Advisory Representatives, and Access Persons can also complete and submit the Trade Report to Compliance when the trade is executed without waiting for quarter end to ensure timely submission.

3.	Why are duplicate copies of confirms and statements submitted to Compliance? Would the Quarterly Report and pre-clear requests suffice?

This is a regulatory requirement from a report issued by the SEC’s Division of Investment Management (IM). The IM Report, among other things, enlisted the NASD to adopt a rule requiring its members to notify a fund or an investment adviser whenever an Advisory Representative, Designated Advisory Representative, or Access Person opens an account with an NASD-member broker. Upon request of the fund or adviser, the member broker is required to transmit duplicate copies of the Advisory Representative’s/Designated Advisory Representative’s/Access Person’s trade confirms and account statements.

4.	Why is a Quarterly Trade Report required if duplicate confirms or statements are already received from brokers?

Wells Cap as investment adviser is required to obtain personal securities transaction information from Advisory Representatives, Designated Advisory Representatives, and Access Persons. In order to ensure compliance with the law, our policy requires Advisory Representatives, Designated Advisory Representatives and Access Persons to complete the quarterly reports in case that Wells Capital have not received your brokers’ statement or confirmations timely. Advisory Representatives, Designated Advisory Representatives, or Access Persons do not need to complete a quarterly trade report if: 1) the Advisory Representative, Designated Advisory Representative, or Access Person provides a website printout of transaction history from the broker or 2) the Advisory Representative, Designated Advisory Representative, or Access Person confirms with Compliance every quarter that we have your broker statements within 10 days after quarter end.

5.	Why are small cap issues restricted from Advisory Representative purchases?

Because of the volume and size of orders that the small cap funds generate, this policy ensures that any appearance of conflict (such as front running and scalping) is avoided. For the purposes of Wells

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Capital’s Code of Ethics, restricted “small cap” issues are those that are held by Wells Capital-managed small cap funds, including the WF mutual funds, the DIFs and the Collectives. Restricted small cap issues cannot be purchased by Wells Capital advisory representatives until such time that the funds are out of the same positions. This restriction covers new purchases only. If you held a restricted stock before your Wells Capital employment or before the Code was revised in Sept 1999, you can sell your positions (subject to pre-clear requirements) but you cannot re-purchase or add shares.

All other small capitalization issues that are not owned by these managed small cap funds can be purchased by Advisory Representatives is subject to pre-clearance and reporting requirements.

6.	What is the 60-day rule and is it a regulatory requirement?

The 60-day rule prohibits Advisory Representatives from profiting from the purchase and sale, and short sale and purchase, of the same securities within 60-days.

This is not an SEC requirement but a taskforce guideline instituted by the Investment Company Institute (ICI), the self-regulating organization for the mutual fund industry. Similarly, AIMR also has recommended restrictions along the same lines. Because the mutual fund board approves our Code of Ethics and expects us to follow the taskforce guidelines from the ICI/AIMR, we are closely bound by those restrictions.

7.	What is the pre-clearance policy on option transactions?

Purchase and Sales of option contracts are subject to the pre-clearance requirements. When approved options are exercised automatically (i.e. Advisory Representatives have no control over when the options are exercised), pre-clearance is not required. However, if the Advisory Representative chooses to exercise the options, pre-clearance is required and will be approved on a case-by case basis. The objective is to avoid any appearance of conflicts of interest, especially in instances when the same security is being executed for managed funds.

8.	What types of trust accounts does an Advisory Representative, Designated Advisory Representative, and Access Person need to report? What types of trust accounts does an Advisory Representative need to pre-clear?

All Advisory Representatives, Designated Advisory Representatives, and Access Persons must report securities for the following types of trust accounts (Note: Advisory Representatives must also pre-clear securities for the account types listed below.):

A.	A trust account for which the Advisory Representative, Designated Advisory Representative, or Access Person is a trustee, or beneficiary and has both investment control and a pecuniary interest;

B.	A trust account for which the Advisory Representative, Designated Advisory Representative, or Access Person is a trustee that has investment control and at least one beneficiary of the trust is the trustee’s immediate family member (whether they live with the trustee or not);

C.	A trust account for which the Advisory Representative, Designated Advisory Representative, or Access Person is a trustee that receives a performance-related fee from the trust;

D.	A trust account for which the Advisory Representative, Designated Advisory Representative, or Access Person is a settlor that has both the power to revoke the trust without the consent of another person and investment control.

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Note:	Advisory Representatives, Designated Advisory Representatives, or Access Persons do not need to report the following:

(1)	A trust account for which the Advisory Representative, Designated Advisory Representative, or Access Person is a trustee that has investment control but neither the trustee nor the trustee’s immediate family member (whether they live with the trustee or not) has any pecuniary interest;

(2)	A trust account for which the Advisory Representative, Designated Advisory Representative, or Access Person is a beneficiary or a settlor that does not exercise or share investment control (including a blind trust).

9.	If an Advisory Representative, Designated Advisory Representative, or Access Person has a financial planner or consultant who has investment control over his/her accounts; does he/she need to report such accounts? Does the Advisory Representative’s financial planner or consultant need to pre-clear?

Yes, because the Advisory Representative, Designated Advisory Representative, or Access Person can directly or indirectly influence or control the buying or selling of securities in such accounts. Yes, in cases where the financial planner or consultant is sending a pre-clearance request on behalf of the Advisory Representative, it is the Advisory Representative’s responsibility to ensure that:

A.	The financial planner or consultant is fully aware of Wells Capital’s pre-clearance policy.

B.	Pre-clearance approval is received from Compliance prior to the financial planner or consultant executing the trade.

Exceptions can be made on a case-by-case basis and are subject to evaluation and approval by the Chief Compliance Officer.

10.	Why is it necessary to for Advisory Representatives, Designated Advisory Representatives and Access Persons to report Wellscap managed mutual fund transactions?

The SEC has recently proposed a rule that requires investment advisers to adopt code of ethics standards for the reporting of personal securities including mutual fund holdings and transactions managed by the adviser.

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APPENDIX A- FOR DESIGNATED ADVISORY PERSONS

CODE SECTION	HOW APPLIED	HOW ADMINISTERED
Penalties	Penalties will be assessed as described in the policy if designated advisory persons violated the applicable sections of the Code.	WellsCap Compliance will apply and report penalties as applicable.
Trade Reports	Trade reports will be required each quarter for all personal securities trading as defined in the Code.

WellsCap Compliance or its delegate will collect trade reports for designated advisory persons.

WellsCap Compliance, if it has delegated such activity, will review appropriate reports submitted by the delegate, and will conduct periodic compliance testing on underlying data to confirm the accuracy of such reports.

Post Review	Trades will be reviewed to assure that all reports were submitted timely and to determine if any trade restrictions were violated

WellsCap Compliance or its delegate will conduct post review of trade reports.

WellsCap Compliance, if it has delegated such activity, will review appropriate reports submitted by the delegate, and will conduct periodic compliance testing on underlying data to confirm the accuracy of such reports.

Acknowledgement of Brokerage Accounts	Acknowledgement of brokerage accounts will be required each quarter for all designated advisory persons.

WellsCap Compliance or its delegate will collect brokerage account acknowledgements for designated advisory persons.

WellsCap Compliance, if it has delegated such activity, will review appropriate reports submitted by the delegate, and will conduct periodic compliance testing on underlying data to confirm the accuracy of such reports.

Initial and Annual Holdings Report	Initial reports will be required at hire and annual holdings at each year-end for all designated advisory persons. Broker statements may be used to satisfy these requirements.

WellsCap Compliance or its delegate will collect initial and annual holdings reports for designated advisory persons.

WellsCap Compliance, if it has delegated such activity, will review appropriate reports submitted by the delegate, and will conduct periodic compliance testing on underlying data to confirm the accuracy of such reports.

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Trade Restrictions	Trade restrictions will be applied to personal securities trades in any security that have been the subject of any recommendation that was disseminated to designated advisory persons.

WellsCap Compliance or its delegate will perform reviews to determine whether any trade violations occurred.

WellsCap Compliance, if it has delegated such activity, will review appropriate reports submitted by the delegate, and will conduct periodic compliance testing on underlying data to confirm the accuracy of such reports.

Insider Trading Restrictions	Insider trading restrictions will apply as described in the Code.	Trade reviews described above seek to identify any cases of insider trading.

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APPENDIX B- FOR ACCESS PERSONS

CODE SECTION	HOW APPLIED	HOW ADMINISTERED
Penalties	Penalties will be assessed as described in the policy if Access Persons violated the applicable sections of the Code.	WellsCap Compliance will apply and report penalties as applicable.
Trade Reports	Trade reports will be required each quarter for all personal securities trading as defined in the Code.	WellsCap Compliance will collect trade reports for Access Persons.
Post Review	Trades will be reviewed to assure that all reports were submitted timely and to ascertain any improprieties.	WellsCap Compliance will conduct post review of trade reports.
Acknowledgement of Brokerage Accounts	Acknowledgement of brokerage accounts will be required each quarter for all Access Persons.	WellsCap Compliance will collect and review brokerage account acknowledgements for Access Persons.
Initial and Annual Holdings Report	Initial reports will be required at hire and annual holdings at each year-end for all Access Persons. Broker statements may be used to satisfy these requirements.	WellsCap Compliance will collect and review initial and annual holdings reports for Access Persons.
Insider Trading Restrictions	Insider trading restrictions will apply as described in the Code.	Trade reviews described above seek to identify any cases of insider trading.